Exhibit 10.5

PHREESIA, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

The purpose of this Non-Employee Director Compensation Policy (the “Policy”) of Phreesia, Inc. (the “Company”), is to provide a total compensation package that enables the Company to attract and retain, on a long-term basis, high-caliber directors who are not employees or officers of the Company or its subsidiaries. This Policy will become effective as of the effective time of the registration statement for the Company’s initial public offering of equity securities (the “Effective Date”). In furtherance of the purpose stated above, all non-employee directors shall be paid compensation for services provided to the Company as set forth below:

Cash Retainers

Annual Retainer for Board Membership: $30,000 for general availability and participation in meetings and conference calls of our Board of Directors, to be paid quarterly in arrears, prorated based on the number of actual days served by the director during such calendar quarter.

Additional Annual Retainer for Non-Executive Chair of the Board: $25,000, plus up to an additional $125,000 depending upon contributions

Additional Retainers for Committee Membership:

Audit Committee Chair:	$22,500
Audit Committee member:	$7,500
Compensation Committee Chair:	$12,500
Compensation Committee member:	$5,000
Nominating and Corporate Governance Committee Chair:	$10,000
Nominating and Corporate Governance Committee member:	$5,000

Note: Committee chair retainers and committee member retainers are in addition to retainer for general service as a member of the Board of Directors.

Equity Retainers

All grants of equity retainer awards to nonemployee directors pursuant to this Policy will be automatic and nondiscretionary and will be made in accordance with the following provisions:

(a) Value. For purposes of this Policy, “Value” means with respect to (i) any award of stock options, the grant date fair value of the option (i.e., Black-Scholes Value) determined in accordance with the reasonable assumptions and methodologies employed by the Company for calculating the fair value of options under ASC 718; and (ii) any award of restricted stock and restricted stock units, the product of (A) the average closing market price on The New York Stock Exchange (NYSE) (or such other market on which the Company’s common stock is then principally listed) of one share of the Company’s common stock over the trailing 30-day period ending on the last day of the month immediately prior to the month of the grant date, and (B) the aggregate number of shares pursuant to such award.

(b) Revisions. Subject to approval from the Board of Directors, the Compensation Committee in its discretion may change and otherwise revise the terms of awards to be granted under this Policy, including, without limitation, the number of shares subject thereto, for awards of the same or different type granted on or after the date the Compensation Committee determines to make any such change or revision.

(c) Initial Award: An initial, one-time restricted stock unit award (the “Initial Award”) with a Value equal to the sum of (i) $150,000 plus (ii) $150,000 (which shall be pro-rated based on the estimated number of calendar days to be served from the date the nonemployee director joins the Board of Directors through the anticipated date of the next Annual Meeting of Stockholders (the “Annual Meeting”)) will be granted to each new non-employee director upon his or her election or appointment to the Board of Directors, which shall vest in 4 equal annual installments on each anniversary of the non-employee director’s election or appointment to the Board of Directors; provided, however, that all vesting ceases if the director resigns from our Board of Directors or otherwise ceases to serve as a director, unless the Board of Directors determines that the circumstances warrant continuation of vesting. This Initial Award applies only to non-employee directors who are first elected or appointed to the Board of Directors subsequent to the Company’s initial public offering.

(d) Annual Award: On each date of the Company’s Annual Meeting, each continuing non-employee member of the Board of Directors will receive an annual restricted stock unit award (the “Annual Award”) with a Value of $150,000, which shall vest in full upon the earlier to occur of the first anniversary of the date of grant or the date of the next Annual Meeting; provided, however, that all vesting shall cease if the director resigns from the Board of Directors or otherwise ceases to serve as a director, unless the Board of Directors determines that the circumstances warrant continuation of vesting.

(e) Acceleration. All equity awards granted pursuant to this Policy shall vest in full immediately prior to, but conditioned upon, the closing of a Sale Event (as defined in the 2019 Stock Option and Incentive Plan).

Expenses

The Company will reimburse all reasonable out-of-pocket expenses incurred by non-employee directors in attending meetings of the Board or any Committee.

Adopted June 5, 2019, subject to effectiveness of the Company’s Registration Statement on Form S-1.

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